UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

DIGITAL ANGEL CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 10, 2009, Digital Angel Corporation , a Delaware corporation (the “Company”), received a letter from the Nasdaq Stock Market (the “Nasdaq”) indicating that the Company is not in compliance with the Nasdaq’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until June 8, 2010, to regain compliance with the Rule.

If, at any time before June 8, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it is in compliance with the Rule. However, if the Company does not regain compliance with the Rule by June 8, 2010, the Nasdaq staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, and if it does, the Company will be granted an additional 180 calendar day compliance period.

A copy of the press release announcing receipt of the Nasdaq letter is included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Digital Angel Corporation dated December 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: December 14, 2009

By:	/s/ Lorraine M. Breece
Name: Title:	Lorraine M. Breece Senior Vice President and Chief Financial Officer